Exhibit 99.1

FOR RELEASE:	December 15, 2025

MEDIA CONTACT:	Amy Rutledge Director, Corporate Communications (218) 723-7400 arutledge@allete.com

ALLETE Announces Completion of Acquisition by CPP Investments
and Global Infrastructure Partners

New partnership offers unprecedented benefits for customers and communities while maintaining local management and regulatory oversight

DULUTH, Minn.—ALLETE, Inc. (NYSE: ALE) (the Company) today announced the completion of its acquisition by Canada Pension Plan Investment Board (CPP Investments) and Global Infrastructure Partners (GIP), following the final written order and unanimous approval by the Minnesota Public Utilities Commission (MPUC).

As a result of the acquisition, ALLETE, CPP Investments and GIP will deliver approximately $200 million in benefits to Minnesota Power customers and communities, representing a historic commitment to the company’s customers. These benefits include a one-year base rate freeze, $50 million in rate credits, and additional support for energy affordability and innovation.

CPP Investments and GIP also have committed to fund the Company’s five-year plan for strengthening and expanding the transmission grid and advancing the Company’s energy transition. ALLETE will remain locally managed and headquartered in Duluth, MN with its current leadership team and workforce in place. The Company’s board of directors will be majority independent, with several members from Minnesota and Wisconsin, ensuring regional voices continue to guide utility decision-making.

“We are excited about this next chapter in ALLETE’s long history and the new partnership with CPP Investments and GIP. It strengthens our ability to advance our infrastructure investments to ensure a reliable grid and achieve state clean-energy goals, all while preserving ALLETE’s legacy of local leadership and community focus,” said ALLETE Chair, President and CEO Bethany Owen. “We are grateful to the MPUC, the Minnesota Department of Commerce, and the many community partners who helped shape an agreement that delivers historic benefits to our customers and communities. Our focus remains on providing affordable, reliable, and increasingly sustainable energy for our region, as all of our ALLETE companies work together to lead the way to a sustainable clean-energy future.”

Under the terms of the merger agreement, CPP Investments and GIP acquired all the outstanding common shares of ALLETE and ALLETE common shareholders will receive $67 per share in cash shortly after closing. Trading of ALLETE’S stock was suspended prior to the opening of trading on the New York Stock Exchange today.

Minnesota Power and Superior Water, Light and Power remain public utilities, fully regulated by the Minnesota Public Utilities Commission and the Public Service Commission of Wisconsin, respectively. Transaction-related costs will not affect customer rates.

About Minnesota Power
Minnesota Power provides electric service within a 26,000-square-mile area in northeastern
Minnesota, supporting comfort, security and quality of life for 150,000 customers, 14 municipalities and some of the largest industrial customers in the United States. More information can be found at www.mnpower.com.
About ALLETE, Inc.
ALLETE, Inc. is an energy company headquartered in Duluth, Minnesota. In addition to its regulated public utilities, Minnesota Power and Superior Water, Light and Power of Wisconsin, ALLETE owns ALLETE Clean Energy, based in Duluth, Minnesota; BNI Energy in Bismarck, North Dakota; and New Energy Equity, headquartered in Annapolis, Maryland; and has an 8% equity interest in the American Transmission Co. More information about ALLETE is available at www.allete.com. ALE-CORP

About CPP Investments
Canada Pension Plan Investment Board (CPP Investments™) is a professional investment management organization that manages the Canada Pension Plan Fund in the best interest of the more than 22 million contributors and beneficiaries. In order to build diversified portfolios of assets, CPP Investments makes investments around the world in public equities, private equities, real estate, infrastructure, fixed income and alternative strategies including in partnership with funds. Headquartered in Toronto, with offices in Hong Kong, London, Mumbai, New York City, San Francisco, São Paulo and Sydney, CPP Investments is governed and managed independently of the Canada Pension Plan and at arm’s length from governments. On September 30, 2025, the Fund totaled C$777.5 billion. For more information, please visit www.cppinvestments.com or follow us on LinkedIn, Instagram or on X @CPPInvestments.

Global Infrastructure Partners
Global Infrastructure Partners (GIP), a part of BlackRock, is a leading infrastructure investor that specializes in investing in, owning and operating some of the largest and most complex assets across the energy, transport, digital infrastructure and water and waste management sectors. With energy pragmatism central to its investment thesis, GIP is well positioned to support the global energy transition.

GIP’s scaled platform has over $189 billion in assets under management. GIP’s focus on real infrastructure assets, combined with its deep proprietary origination network and comprehensive operational expertise, enables GIP to be responsible stewards of its clients’ capital and to create positive economic impact for communities. For more information, visit www.global-infra.com.

ALLETE calculates and reports carbon emissions based on the GHG Protocol. Details in ALLETE’s Corporate Sustainability Report.

The statements contained in this release and statements that ALLETE may make orally in connection with this release that are not historical facts, are forward-looking statements. Actual results may differ materially from those projected in the forward-looking statements. These forward-looking statements involve risks and uncertainties and investors are directed to the risks discussed in documents filed by ALLETE with the Securities and Exchange Commission.

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